BYLAWS OF Amplara Corporation

ARTICLE I

SHAREHOLDERS

1. Annual Meeting

A yearly shareholder meeting shall be conducted to elect directors and address additional matters. The exact date will be decided by the Board of Directors, ensuring it falls within 100 days after the Corporation's incorporation anniversary.

2. Special Meetings

The Board of Directors can initiate special shareholder meetings. Additionally, if holders of over half the outstanding voting shares request in writing, the Board must call a meeting. The request should clarify the meeting's purpose. Special meetings are limited to addressing matters mentioned in the notice.

3. Place of Meetings

Meetings of the shareholders shall be held at such place within or outside of the State of Wyoming as may be fixed by the Board of Directors. If no place is so fixed, such meetings shall be held at the principal office of the Corporation. Furthermore, remote meetings may be held if they are considered practical and comply with relevant legal regulations.

4. Notice of Meetings

Written notice shall be provided for every shareholder meeting, containing details such as the meeting's location, date, time, and the reasons for its convening. In case of a special meeting, the notice should clarify that it's being called upon the direction of the responsible party.

If a proposed action during a meeting could lead to shareholders being compensated for their shares, the notice must explicitly state this purpose.

A duplicate of the meeting notice must be delivered, either personally or via first-class mail, to each eligible voting shareholder. This should be done no less than ten days and no more than sixty days before the meeting date. If sent by mail, it's considered delivered when posted with prepaid postage to the shareholder's address as recorded. If a shareholder has formally requested an alternative mailing address, the notice should be directed accordingly.

In instances where a meeting is adjourned to another time or place, it's unnecessary to provide a fresh notice for the adjourned meeting if the new details are announced during the initial meeting's adjournment. The adjourned meeting can cover any business that was initially intended for the primary meeting date. Nevertheless, if the Board of Directors sets a new date for the adjourned meeting, shareholders recorded on that new date should be notified.

5. Shareholders' Action Without a Meeting

The shareholders may take any action without a meeting that they could properly take at a meeting, as set forth pursuant to Wyoming law. A shareholder may withdraw consent only be delivering a written notice of withdrawal to the Corporation prior to the time that all consents are in the possession of the Corporation.

6. Waiver of Notice

Shareholders who provide a signed waiver, either in person or through a proxy, are exempt from receiving meeting notifications, whether before or after the meeting. If a shareholder attends a meeting in person or by proxy and doesn't raise an objection about the absence of notice before the meeting ends, their attendance serves as an acknowledgment and acceptance of the notice's absence.

7.Teleconferencing Meetings.

Shareholders have the option to take part in a shareholders' meeting through the use of teleconferencing or any comparable communication equipment that allows all participants to hear one another during the meeting. Participating via these means shall be considered as being physically present at the meeting.

8. List of Shareholders at Meetings

Upon request before or during a shareholders' meeting, a verified list of shareholders, established on the record date and attested by the Secretary, Assistant Secretary, or a transfer agent, must be made available. If the eligibility to vote at a meeting is disputed, the inspectors of election or the meeting's presiding authority must demand the presentation of this shareholder list as evidence of the challenged individuals' voting rights. Those listed as eligible shareholders on this list are authorized to cast their votes during the meeting.

9. Quorum of Shareholders

The presence of shareholders holding a majority of the Corporation's issued and outstanding shares, possessing voting rights, is necessary to establish a quorum for any business to be conducted during a shareholders' meeting. However, when a particular matter requires a vote from a specific class or series of shares acting collectively, a quorum is deemed achieved when shareholders holding a majority of that particular class or series are present.

Once a quorum is established for the commencement of a meeting, it remains intact despite subsequent shareholders' withdrawal. Shareholders in attendance, whether in person or via proxy, possessing voting entitlement, have the authority, through a majority of cast votes, to adjourn the meeting even if a quorum is not met.

10. Proxies

Each shareholder with voting privileges at a shareholders' meeting, or the ability to express agreement or disagreement without convening a meeting, has the option to delegate someone else to act on their behalf using a proxy.

Every proxy must bear the signature of the shareholder or their authorized representative. Unless specified otherwise in the proxy, its validity terminates after eleven months from its date. A proxy can be annulled at any time by the shareholder who issued it, except in situations mandated by legal provisions.

The proxy holder's authorization to act remains unaffected by the incapacitation or death of the shareholder who granted the proxy. This authorization only becomes revocable if written notification of the shareholder's incompetency or demise is received by the Secretary or an Assistant Secretary before the proxy's execution.

11. Vote or Consent of Shareholders

Directors, unless legally stipulated otherwise, are chosen based on receiving more votes than any other candidate at a shareholders' meeting. These votes are cast by shareholders possessing voting rights in the election.

For any corporate decision that requires a shareholder vote, excluding director elections and unless mandated by law, approval is granted through the affirmative votes of a majority of the ballots cast at a shareholders' meeting by those holding shares entitled to vote on the matter.

In instances where shareholder action necessitates or allows a vote, such action can be executed without convening a meeting through written consent. This written consent, detailing the undertaken action, must bear the signatures of all holders of outstanding shares entitled to vote on the matter. Such written consent, when endorsed by all holders of outstanding voting shares, holds the equivalent weight of a unanimous.

12. Order of Business

The following order of business shall be observed at all meeting of the shareholders so far as is practicable: -Call the roll; -Reading, correcting, and approving of the minutes of the previous meeting; -Reports of Officers; -Reports of Committees; -Election of Directors; -Unfinished business; -New business.

13. Fixing The Record Date

To ascertain shareholders eligible for notification or voting rights in a shareholders' meeting or any subsequent adjournment, the Board is authorized to predefine a record date. This record date cannot precede the date on which the Board's resolution to set the record date is adopted. It must also fall within a range of not more than 60 days and not fewer than 10 days before the meeting's date, in accordance with Applicable Law.

Should the Board abstain from establishing a record date, the record date for determining shareholders eligible for notice or voting rights in a meeting is set at the close of business on the day immediately preceding the issuance of notice. If notice is waived, the record date is set at the close of business on the day immediately preceding the actual meeting date. A determination of shareholders of record eligible for notice or voting rights applies to any subsequent adjournment of the meeting. However, the Board holds the prerogative to designate a new record date for the adjourned meeting if necessary.

ARTICLE II

SHARES OF STOCK

1. Stock Certificates

The Corporation's shares may, at the discretion of the Board of Directors, be represented by certificates but are not obligatory. If stock certificates are used, they are sequentially numbered and recorded in the Corporation's share ledger and transfer books upon issuance. In the absence of certificates, share ownership is documented in the share ledger and transfer books.

2. Lost Certificates

Replacement certificates may be issued for any lost, stolen, or destroyed certificates upon receipt of an affidavit from the claimant, attesting to the loss.

3. Payment for Shares

The Board of Directors has the authority to determine what is considered appropriate consideration for the issuance of the Corporation's shares. Such consideration may be paid in cash or any form of tangible or intangible assets or benefits provided to the Corporation. This includes, but is not limited to, promissory notes, services rendered, agreements for future services, or other securities of the Corporation. When the Board of Directors establishes the amount of consideration received or to be received in exchange for the Corporation's shares, it is considered an affirmation that the stated consideration is satisfactory.

4. Transfer

Shares can be transferred in the Corporation's books by surrendering and canceling certificates (if applicable), endorsed by the named certificate holder or their legal representative. Transfers must align with legal rovisions, the Corporation's Articles of Incorporation, these Bylaws, and any existing Shareholder Agreement or agreement that limits stock transfers.

5. Fixing Record Dates

To determine shareholders eligible for notice or voting at meetings, the Board may establish a record date in advance. This date must not precede the resolution's adoption by the Board and falls within 60 to 10 days before the meeting, in accordance with Applicable Law. If the Board doesn't set a record date, the record date for determining shareholders eligible for notice or voting is the close of business on the day preceding notice issuance or the meeting, if notice is waived. This determination of eligible shareholders applies to adjourned meetings, with the Board retaining the authority to establish a new record date for adjourned meetings.

ARTICLE III

BOARD OF DIRECTORS

1. Powers

The management of the Corporation's operations and affairs falls within the purview of the Board of Directors. They hold the authority to exercise the Corporation's powers and perform lawful actions, subject to limitations outlined in these Bylaws or the Corporation's Articles of Incorporation.

2. Term of Office

Directors are not mandated to be residents of the incorporation state. Shareholders elect directors at the annual shareholders' meeting, requiring a vote from shareholders possessing a plurality of the Corporation's stock, either in person or by proxy. Directors serve in their positions until a successor is elected, qualified, resigns, or is removed, unless these by-laws specify otherwise. Directors will automatically continue in their roles each year without requiring reappointment or notification, as long as they haven't reached the maximum term limit set forth in these by-laws.

3. Vacancies

Unless otherwise dictated by the law, any director vacancies arising due to an increase in director numbers or circumstances such as death, withdrawal, removal, disqualification, or resignation shall be filled by a majority of directors in office. Shareholders receive notice of a meeting to permanently fill the vacancy. Directors can resign at any time by notifying the Board or the Secretary in writing.

4. Resignation

Directors can resign by delivering written or electronically transmitted notice to the Secretary. The resignation specifies whether it's effective at a certain time, upon receipt by the Secretary, or at the Board's discretion. If not specified, it's considered effective at the Board's discretion.

5. Removal

Subject to Applicable Law restrictions, directors can be removed at any time for cause with the affirmative vote of a majority of shares entitled to vote.

6. Meetings

Directors or the President can call meetings with five (5) days' notice via various means. Notice periods may extend to ten (10) days by mail, specifying the meeting's purpose.

7. Quorum and Voting

For specific decisions requiring the Board's vote, a quorum is established when a majority of authorized directors are present.

8. Action Without a Meeting

Decisions may be made without a meeting if a quorum of directors provides written consent, documented with the Board's proceedings.

9. Fees and Compensation

Directors can receive compensation approved by the Board, including set sums and attendance expenses for regular or special meetings and committee meetings. This doesn't preclude directors from other roles and compensation.

10. Conference Call

Directors can participate via communication methods, like videoconference, where all participants can hear each other.

11. Committees

The Board can create committees, following the same regulations as the Board regarding meetings, quorums, and more.

12. Organization

The Chairman or President (if a director) presides over Board meetings, with the Secretary acting as the meeting's secretary.

ARTICLE IV

OFFICERS

1. Officers

The Corporation's officers include the Director, Chief Executive Officer, Principal Financial and Accounting Officer, President, Secretary, and Treasurer. The Board can allocate additional titles as deemed appropriate. A single person can hold multiple offices simultaneously, unless legally prohibited. The Board determines the salaries and compensation for officers.

2. Designation and Terms of Officers

The Corporation's officers, including the Chairman of the Board, President, Vice Presidents, Secretary, and Treasurer, as well as any assistant officers, shall be determined through a resolution by the Board of Directors. However, a President, Secretary, and Treasurer are required positions. Each officer shall serve for a one-year term and can be re-elected for additional terms as decided by the Board of Directors. Officers will continue to hold their positions until a successor is chosen or until they voluntarily resign or are removed before their term ends. The President may appoint assistant officers, the Secretary may appoint Assistant Secretaries, and the Treasurer may appoint Assistant Treasurers, with such appointments properly documented in the corporate records unless otherwise specified by the Board of Directors.

3. Tenure and Duties of Officers

(a) Officers serve at the discretion of the Board, until successors are elected and qualified, or they are removed earlier, subject to any existing employment contracts.

(b) The Chief Executive Officer and/or President oversee Corporation management and operations, chair Board and shareholder meetings, and ensure the execution of Board and shareholder resolutions. The President can establish entities, wholly-owned subsidiaries, or involve additional owners for legitimate Corporation objectives. The President is an ex-officio committee member and exercises general management and supervisory responsibilities as expected of a corporate president.

(c) The Secretary attends Board and shareholder meetings, acts as the clerk, records votes and transactions, and maintains records. Committee support is also provided. The Secretary notifies shareholders and Board of Directors about meetings and performs duties directed by the Board or President. Records, minutes, and the corporate seal are maintained, and the Secretary may attest instruments signed by other officers.

(d) The Treasurer functions as the Corporation's chief financial officer. They manage corporate funds, maintain accurate financial records, and hold corporate monies in a designated account. The Treasurer provides financial reports to the President and directors regularly or upon request.

4. Execution of Instruments

Contracts, checks, drafts, notes, and other corporate instruments require the signature of the President and/or other officers as designated by the Board.

5. Compensation

The Board of Directors shall fix the compensation of all officers of the Corporation.

ARTICLE V

OTHER MATTERS

1. Corporate Seal

The Board of Directors may adopt a corporate seal, alter such seal at pleasure, and authorize it to be used by causing it or a facsimile to be affixed or impressed or reproduced in any other manner.

2. Fiscal Year

The fiscal year of the Corporation shall end on August 31th, unless otherwise determined by a resolution of the Board of Directors. The Board of Directors may, at its discretion, change the Corporation's fiscal year. Any change to the fiscal year shall be properly documented in the Corporation's records and shall comply with all applicable laws and regulations, including those pertaining to federal and state income tax reporting.

3. Amendments

Bylaws of the Corporation may be adopted, amended or repealed by vote of the holders of the shares at the time entitled to vote in the election of any directors. Bylaws may also be adopted, amended or repealed by the Board of Directors, but any bylaws adopted by the Board may be amended or repealed by the shareholders entitled to vote thereon as herein above provided.

If any bylaw regulating an impending election of directors is adopted, amended or repealed by the Board of Directors, there shall be set forth in the notice of the next meeting of shareholders for the election of directors the bylaw so adopted, amended or repealed, together with a concise statement of the changes.

4. Indemnification

The Board of Directors may adopt and alter a corporate seal at their discretion, authorizing its use through affixing, impressing, or reproducing it. These Bylaws may be adopted, amended, or repealed by a vote of the shareholders entitled to vote in the election of directors, or by the Board of Directors; however, any Bylaws adopted by the Board may be amended or repealed by the shareholders. If any Bylaw regulating an impending election of directors is adopted, amended, or repealed by the Board, the next shareholder meeting notice for director elections must include the adopted, amended, or repealed Bylaw, along with a concise description of the changes made. Furthermore, the Bylaws allow for the indemnification of the officer and/or director to the fullest extent permitted by law, in regards to each such person carrying out the duties of his or her office.

By: /s/ Perez Gutierrez Damaris Jamilette

Name: Perez Gutierrez Damaris Jamilette
Secretary